Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-3 and Prospectus of GreenHunter Energy, Inc. of our report dated March 24, 2008 relating to our audits of the consolidated financial statements of GreenHunter Energy, Inc., which appear in its Annual Report on Form 10-K for the year ended December 31, 2007.

Hein & Associates LLP
Dallas, Texas
November 10, 2008